EXHIBIT 4.1

SATYA WORLDWIDE, INC.

A FLORIDA CORPORATION

TOTAL AUTHORIZED ISSUE
300,000 SHARES SERIES A CONVERTIBLE PREFERRED STOCK, $0.001 PAR VALUE

This certifies that _________________________________________________ is hereby issued ____________________________________________________ fully paid and non-assessable Shares of Series A Convertible Preferred Stock of Satya Worldwide, Inc., transferable on the books of the Corporation by the holder hereof, in person or by duly authorized Attorney upon surrender of this Certificate properly endorsed.

In Witness Whereof, Satya Worldwide, Inc. has caused this Certificate to be signed by its duly authorized officers and its Corporate Seal to be hereunto affixed as of this ___ day of ___________________ 20____.

Chief Executive Officer	[SEAL]	Secretary